Filed Pursuant to Rule 424(b)(3)
SEC File #333-217159

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF DECEMBER 21, 2017 THRU DECEMBER 27, 2017
AND
DECEMBER 28, 2017 THRU JANUARY 3, 2018

Period of December 21, 2017 Thru December 27, 2017

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.26%	1.26%	1.51%	1.51%	1.51%
Interest Rate	1.25%	1.25%	1.50%	1.50%	1.50%

Period of December 28, 2017 Thru January 3, 2018

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.26%	1.26%	1.51%	1.51%	1.51%
Interest Rate	1.25%	1.25%	1.50%	1.50%	1.50%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Senior Demand Notes.

Prospectus Supplement Dated December 21, 2017